EXHIBIT 10.4

AMENDED AND RESTATED LITTELFUSE, INC. LONG-TERM INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT
(Non-Employee Director)

The Board of Directors (the “Board”) of Littelfuse, Inc. (the “Company”), based on the recommendation of the Compensation Committee, hereby grants to [Name] (the “Grantee”), a Participant in the Amended and Restated Littelfuse, Inc. Long-Term Incentive Plan, as amended from time-to-time (the “Plan”), a non-qualified option to purchase shares of Littelfuse, Inc. common stock (the “Options” or “Award”), subject to the terms and conditions as described herein. This agreement to grant Options (the “Award Agreement”), is effective as of [Date] (the “Grant Date”).

This Award Agreement provides the Grantee with the terms of the Award granted to the Grantee. The terms specified in this Award Agreement are governed by the provisions of the Plan, which is incorporated herein by reference. The Compensation Committee of the Board, or its delegate (the “Committee”) has the exclusive authority to interpret and apply the Plan and this Award Agreement. Any interpretation of the Award Agreement by the Committee and any decision made by it with respect to the Award Agreement are final and binding on all persons. To the extent that there is any conflict between the terms of this Award Agreement and the Plan, the Plan shall govern. Capitalized terms used herein will have the same meaning as under the Plan, unless stated otherwise.

In consideration of the foregoing and the mutual covenants hereinafter set forth, it is agreed by and between the Company and the Grantee, as follows:

1.
Grant of Options. The Company hereby grants to the Grantee a Stock Option Award, described below, subject to the terms and conditions in this Award Agreement. This Award is granted pursuant to the Plan and its terms are incorporated by reference.

Award Type	Grant Date	Number of Options	Exercise Price Per Share	Expiration Date
Non-Qualified Stock Option	[date]	[number]	$[price]	[date]

2.	Vesting of Options. Except as otherwise set forth in Section 4, the Options will vest and become exercisable (in whole shares, rounded down) in accordance with the schedule below:

Installment	Vesting Date Applicable to Installment
33 1/3%	1st anniversary of Grant Date
33 1/3%	2nd anniversary of Grant Date
33 1/3%	3rd anniversary of Grant Date

3.
Expiration. The Options, including any vested Options, shall not be exercisable after the Company’s close of business on the last business day that occurs on or prior to the Expiration Date. The “Expiration Date” shall be on the seventh anniversary of the Grant Date, subject to the provisions in Section 4.

4.	Termination of Service.

a.
General. Except as otherwise set forth in Sections 4b., 4c. and 4d. below, if the Grantee’s membership on the Board terminates for any reason (including upon removal from the Board for Cause), any Option that is not vested under the schedule in Section 2 is forfeited as of the date of the Grantee’s termination of service.

Other than due to termination for Cause, any vested Option will remain exercisable for 3 months following the Grantee’s termination of service (or the Option Expiration Date, if sooner). In any event, if the Grantee’s termination of service is due to removal from the Board for Cause, all Options will expire on the date of termination, regardless of the vesting date.

b.
Retirement or Resignation. If the Grantee terminates (including where not re-elected) from continuous service on the Board after at least 5 years (other than by removal from the Board for Cause), all unvested Options shall become immediately vested and the Options will remain exercisable until 12 months after the Grantee’s date of termination.

c.
Death or Disability. If the Grantee’s membership on the Board terminates as a result of his or her death or Disability, all unvested Options shall become immediately vested and the Options will remain exercisable until 3 months after the Grantee’s date of termination in the case of Disability or 12 months after the Grantee’s date of termination due to death.

d.
Change in Control. In the event of a Change in Control, then all unvested Options shall become immediately vested and will remain exercisable until the Option Expiration Date or based on the Grantee’s earlier termination of service as described above.

The existence of Cause will be determined in the sole discretion of the Board. Also, the Board may, in its sole discretion, choose to accelerate the vesting of the Award in special circumstances.

5.
Method of Option Exercise. Subject to the terms of this Award Agreement and the Plan, the Grantee may exercise, in whole or in part, any vested Option at any time by complying with the exercise procedures established by the Company in its sole discretion. The Grantee shall pay the Exercise Price for the Options being exercised to the Company in full, at the time of the exercise, either:

a.	In cash;

b.
In shares of Stock having a Fair Market Value equal to the aggregate Exercise Price for the shares of Stock being purchased and satisfying such other requirements as may be imposed by the Company; provided, that, such shares of Stock have been held by the Grantee for no less than six (6) months;

c.	Partly in cash and partly in shares of Stock (described in 5b); or

d.
Through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Exercise Price for the shares of Stock being purchased (“cashless exercise”).

Anything to the contrary herein notwithstanding, the Options cannot be exercised, and the Company shall not be obligated to issue any shares of Stock hereunder, if the Company determines that the issuance of such shares would violate the provision of any applicable law, including the rules and regulations of any securities exchange on which the Stock is traded. Fractional shares will not be paid.

6.
Taxes. All exercises and distributions under this Award Agreement are subject to withholding of all applicable taxes based on country specific tax requirements. As a Director of the Company, the Grantee is subject to Section 16 of the Securities Exchange Act of 1934 ("Exchange Act") and other securities laws, and as a result any surrender of previously-owned shares to satisfy tax withholding obligations arising upon exercise of an Option, or a cashless exercise, must comply with the requirements of Rule 16b-3 promulgated under the Exchange Act and other relevant law, rules and regulations and Company guidelines.

7.
Transferability. The Options are not transferable other than: (a) by will or by the laws of descent and distribution; (b) pursuant to a domestic relations order; or (c) to members of the Grantee’s immediate family, to trusts solely for the benefit of such immediate family members or to partnerships in which family members and/or trusts are the only partners, all as provided under the terms of the Plan. After any such transfer, the transferred Options shall remain subject to the terms of the Plan.

8.
Adjustment of Shares. In the event of any transaction described in Section 4.3 of the Plan, the terms of this Award (including, without limitation, the number and kind of shares subject to this Award and the Exercise Price) may be adjusted, as applicable, as set forth in Section 4.3 of the Plan.

9.
Shareholder Rights. The grant of this Award does not confer on the Grantee any rights as a shareholder or any contractual or other rights as a member of the Board or otherwise with the Company or one or more of its subsidiaries. The Grantee will not have shareholder rights with respect to any shares of Stock subject to an Option until the Option is exercised and the shares of Stock are delivered to the Grantee. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to such date, except as provided under the Plan.

10.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Options or other awards granted to the Grantee under the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

11.
Severability. If one or more of the provisions in this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

12.	Amendments. Except as otherwise provided in Section 13, this Award Agreement may be amended only by a written agreement executed by the Company and the Grantee.

13.
Section 409A. The Options are intended to be exempt from the requirements of Section 409A. The Plan and this Award Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that this Award Agreement is subject to Section 409A and that the Option Award fails to comply with the requirements of Section 409A, the Company may, at the Company’s sole discretion, and without the Grantee’s consent, amend this Award Agreement to cause it to comply with Section 409A or be exempt from Section 409A.

14. Governing Law. This Award Agreement shall be construed under the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, as of the Grant Date.

LITTELFUSE, INC.

By:_______________________
Name:____________________
Title:_____________________

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